Exhibit 99.1

191 Mason Street Greenwich, Connecticut 06830 t: 203.629.9595 Associated-Capital-Group.com
For Immediate Release:	Contact:	Douglas R. Jamieson Chief Executive Officer (203) 629-9595 info@associated-capital-group.com

Associated Capital Group, Inc.

Announces Changes to Management Team

Greenwich, CT, November 8, 2023 – Associated Capital Group, Inc. (NYSE: AC, "Associated Capital" or the "Company") announced today that Ian McAdams has been named Chief Financial Officer of the Company.

Mr. McAdams joined the Company's finance team in 2021 and has served as Interim Co-Chief Financial Officer since July 2022. Prior to joining Associated Capital, Mr. McAdams was a Manager in Banking and Capital Markets with Ernst & Young LLP where his primary focus was providing client services to publicly traded and private companies within the banking and asset management industries. Mr. McAdams holds a B.S. in Accounting from Binghamton University and is a Certified Public Accountant.

"We look forward to Ian's contributions as we continue to execute on our growth plans for the Company." Mr. Jamieson said.

About Associated Capital Group, Inc.

Associated Capital, based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA”). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along several core pillars including Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor. We also created Gabelli Principal Strategies Group, LLC (“GPS”) in December 2015 to pursue strategic operating initiatives.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain “forward-looking statements”. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.